EXHIBIT I-4

The Latin America Energy and Electricity Fund I, L.P.

Financial Statements
As of December 31, 2000 and 1999
Together with Auditors' Report

Report of Independent Public Accountants

To the Partners of
The Latin America Energy and Electricity Fund I, L.P.:

We have audited the accompanying statements of assets, liabilities and partners' capital of The Latin America Energy and Electricity Fund I, L.P. (a Cayman Islands exempted limited partnership), including the schedules of investments, as of December 31, 2000 and 1999, and the related statements of operations, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2, the financial statements include investment securities valued at $48,518,997 (98 percent of net assets) and $48,518,997 (98 percent of net assets) as of December 31, 2000 and 1999, respectively, whose values have been estimated by the Fund Manager in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, the Fund Manager's estimated values may differ from the values that would have been used had a ready market existed for the securities and the differences could be material.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Latin America Energy and Electricity Fund I, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                                                 ARTHUR ANDERSEN LLP

Grand Cayman, B.W.I.
April 27, 2001

THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS' CAPITAL
DECEMBER 31, 2000 and 1999

	2000	1999
ASSETS
INVESTMENTS IN SECURITIES, at fair value (cost $48,555,763 and $48,555,763 at December 31, 2000 and 1999, respectively)	$48,518,997	$48,518,997
CASH AND CASH EQUIVALENTS	1,177,855	1,039,347
DUE FROM FUND MANAGER (Note 5)	206,400	206,400
ORGANIZATIONAL COSTS, net of accumulated amortization of $600,000 and $510,000 at December 31, 2000 and 1999, respectively (Note 2)	-	90,000
Total assets	$49,903,252	$49,854,744
LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES:
Accounts Payable	$ 90,280	$ 83,860
Due to Fund Manager (Note 5)	275,206	241,573
Due to Affiliate (Note 5)	222,468	-
Total liabilities	587,954	325,433
PARTNERS' CAPITAL:
General Partner	493,153	495,293
Limited Partners	48,822,145	49,034,018
Total partners' capital	49,315,298	49,529,311
Total liabilities and partners' capital	$49,903,252	$49,854,744

The accompanying notes are an integral part of these statements.

THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000 and 1999
	2000	1999
INVESTMENT INCOME:
Interest	$ 39,175	$ 52,279
Dividends	834,117	505,735
Total investment income	873,292	558,014
EXPENSES:
Management fees (Note 5)	753,788	753,788
Administrative expenses (Note 5)	243,517	230,630
Amortization of organization costs	90,000	120,000
Total expenses	1,087,305	1,104,418
Net investment loss	(214,013)	(546,404)
NET GAIN ON INVESTMENTS:
Net realized gain on investments	-	619,505
Net change in unrealized appreciation in value of investments	-	690,715
Net gain on investments	-	1,310,220
Net (decrease) increase in net assets resulting from operations	$ (214,013)	$ 763,816

 The accompanying notes are an integral part of these statements.

THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2000 and 1999
	General Partner	Limited Partners	Total
BALANCE, December 31, 1998	$522,614	$51,738,760	$52,261,374
Distributions	(34,959)	(3,460,920)	(3,495,879)
Net increase in net assets resulting from operations	7,638	756,178	763,816
BALANCE, December 31, 1999	495,293	49,034,018	49,529,311
Net (decrease) in net assets resulting from operations	(2,140)	(211,873)	(214,013)
BALANCE, December 31, 2000	$493,153	$48,822,145	$49,315,298

 The accompanying notes are an integral part of these statements.

THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000 and 1999
	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (decrease) increase in net assets resulting from operations	$ (214,013)	$ 763,816
Adjustments to reconcile net (decrease) increase in net assets resulting from operations to net cash provided by operating activities-
Net realized gain on sale of securities	-	(619,505)
Net change in unrealized appreciation in value of investments	-	(690,715)
Amortization of organization costs	90,000	120,000
Purchases of securities	-	(1,060,014)
Sales of securities	-	3,978,224
Changes in operating assets and liabilities:
Accounts Payable	6,420	11,719
Due to Fund Manager	33,633	4,205
Due to Affiliate	222,468	-
Net cash provided by operating activities	138,508	2,507,730
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions	-	(3,495,879)
Proceeds from note due from Fund Manager	-	17,478
Net cash (used in) financing activities	-	(3,478,401)
Net increase (decrease) in cash and cash equivalents	138,508	(970,671)
CASH AND CASH EQUIVALENTS, beginning of year	1,039,347	2,010,018
CASH AND CASH EQUIVALENTS, end of year	$1,177,855	$ 1,039,347

The accompanying notes are an integral part of these statements.

THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 and 1999

1.      ORGANIZATION

The Latin America Energy and Electricity Fund I, L.P. (the "Fund"), a Cayman Islands exempted limited partnership, was formed on July 17, 1995, and commenced operations on October 31, 1995, pursuant to an amended and restated partnership agreement (the "Partnership Agreement") as of that date. The Fund was organized to invest in companies whose primary business is generating, transmitting and distributing electric power in Latin or South America. The General Partner of the Fund is FondElec General Partner, L.P. (the "General Partner"), a Cayman Islands exempted limited partnership. The Fund shall terminate on October 31, 2003. Its term may be extended for an additional period of up to two years by the General Partner with the approval of the investment committee, or it may be terminated earlier under certain circumstances, as described in the Partnership Agreement. The Fund is managed by FondElec Group, Inc. (the "Fund Manager").

The General Partner of the Fund, subject to certain conditions, has the power to carry out any and all of the objectives and purposes of the Fund. The General Partner must receive approval from the investment committee (consisting of representatives of the strategic limited partners of the Fund) prior to taking certain investment and administrative actions for the Fund.

2.     SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Fund considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2000 and 1999, cash equivalents consist of certificates of deposit and are stated at cost, which approximate market.

Investment Risks

A significant portion of the Fund's assets are invested in nonmarketable securities. Because of the absence of any liquid trading market for these investments, the Fund may take longer to liquidate these positions than would be the case for marketable securities. These securities may be resold in privately negotiated or public sale transactions, and the prices realized on such sales could be less than those originally paid by the Fund. Further, companies whose securities are not marketable may not be subject to the disclosure and other investor-protection requirements applicable to companies whose securities are publicly traded. The value of nonmarketable securities, totaling $48,518,997 (98 percent of net assets) at December 31, 2000 and 1999, have been estimated by the Fund Manager in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed and the differences could be material.

THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 and 1999

Additionally, a significant portion of the net assets of the Fund is invested in companies whose principal operations are located outside the United States, primarily in South America. Such investments are subject to the risks associated with, among other factors, the economic and political environments of those countries, which can change rapidly and have a significant impact on the ability of the Fund to realize the value of its investments.

Investment Valuation

Unquoted securities are stated at their estimated fair value at December 31, 2000 and 1999, as determined by the Fund Manager.

Investment Transactions

The cost of securities sold is determined on the first-in, first-out basis.

During 1999, the Fund sold portions of its interest in Ontario-Quinta which had cost bases of approximately $3,400,000. These sales generated net proceeds of approximately $4,019,000 and net realized gains of approximately $619,000. During 2000, the Fund made no sales or purchases of securities.

Deferred Investment Costs

Expenses incurred in connection with the due diligence investigations of potential investments and related costs incurred are capitalized. Such costs are either added to the cost of the investment when consummated or expensed when the decision is made not to pursue the opportunity any further. No such costs are capitalized as of December 31, 2000 or 1999.

Foreign Currency Transactions

The functional currency of the Fund is the U.S. dollar. Assets and liabilities denominated in foreign currencies, if any, are translated into U.S. dollar equivalents using the prevailing year-end spot exchange rate with the resulting gains and losses included in net unrealized gain on investment.

Organization Costs

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP")
98-5, "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires the organization costs to be expensed as incurred for fiscal years beginning after December 15, 1998 and generally requires that the initial application of this SOP be reported as the cumulative effect of a change in accounting principle. In accordance with the provisions of SOP 98-5, the Fund, as permitted due to the nature of the entity, adopted the requirements prospectively, and continued to amortize the then existing deferred costs over the remaining life of the original amortization period.

Costs incurred in the organization of the Fund totaling $600,000 were capitalized in 1995 and are fully amortized as of December 31, 2000.

THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 and 1999

Income Taxes

No provision is made for U.S. federal income or excise taxes as the Fund is organized in the Cayman Islands and does not operate in the United States. Presently, there is no direct taxation in the Cayman Islands. As such, interest, distributions and gains received by the Fund are free of all Cayman Islands taxes.

3.     PARTNERS' CAPITAL

Capital Contributions

Aggregate capital contributions totaled $60,303,030 at both December 31, 2000 and 1999, as total capital commitments of the partners are fully drawn, net of capital drawn for unconsummated investments subsequently returned and capital drawn by the admission of additional limited partners and reimbursed to the original limited partners.

Distributions

Distributions shall be made to the partners in proportion to the allocation of investment proceeds no more than 60 days after the end of the fiscal quarter in which such investment proceeds were received by the Fund.

During 1999, distributions to the General Partner and Limited Partners represented distributions of earnings on investments as well as a return of invested capital and proceeds from the partial sale of an asset. There were no distributions during 2000 at the discretion of the Fund Manager.

Allocations of Proceeds

Pursuant to the terms of the Partnership Agreement, investment proceeds (as defined in the Partnership Agreement) as to each investment are allocated proportionately among the partners participating in such investment. Such proceeds are further allocated between each Limited Partner and the General Partner as follows:

a. The amount necessary to return the Limited Partner's required contribution in such investment and to return any realized or unrealized losses that partner has incurred on other investments will be allocated to the Limited Partner.

b. Any investment proceeds in excess of the amount in a. above will be allocated to the Limited Partner to provide a preferred return at the rate of 9% per annum on net cash investment made in such investment or any unpaid preferred return on other investments.

c. Any remaining investment proceeds will be allocated to the General Partner until the General Partner receives 25% of the amount allocated in b.

d. Any remaining investment proceeds will be allocated 80% to the Limited Partner and 20% to the General Partner.

THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 and 1999

The Partnership Agreement provides for a final allocation at the termination of the Fund related to all investments of each Limited Partner. To the extent that the final allocation to any Limited Partner exceeds the amounts previously allocated, the General Partner shall, subject to certain limitations, refund such amount to the Fund for distribution to the Limited Partner.

Profits and losses shall be allocated so that the capital account of each partner is as equal as possible to the distribution that would be made if the Fund were dissolved immediately after making such allocation.

Withdrawal and Admission of Partners

A Limited Partner shall not have the right to withdraw any of his capital from the Fund except with the prior written consent of the General Partner.

4.     INVESTMENTS

The Fund is permitted to invest in privately placed securities. These securities may be resold in transactions exempt, under certain conditions, from U.S. or local security registration. However, prompt sale of such securities at an acceptable price may be difficult. As of both December 31, 2000 and 1999, approximately 98% of the Fund's net assets, respectively, were invested in such securities. Significant investment activities and valuation considerations relating to nonmarketable securities for the years ended December 31, 2000 and 1999, were as follows:

Tecsur

The Fund's prior investment in Ontario-Quinta (A.V.V. ("Ontario Quiata") represented an equity interest in a holding company which controled Luz del Sur, a Peruvian utility company that was privatized in 1994 and went public in 1996, and Tecsur, a services company that was spun out of Luz del Sur and is publicly traded. The investment was purchased on December 29, 1995. Under the terms of the Shareholders Agreement of Ontario-Quinta, in August 1999, Ontario-Quinta was liquidated. In connection with the liquidation of Ontario-Quinta in August 1999, the Fund received net proceeds of $4,019,000 consisting of $3,978,000 in cash and 286,653 shares of Tecsur valued at $41,000 in exchange for its remaining Ontario-Quinta shares. At December 31, 2000 and 1999, the Tecsur shares are valued based on their quoted market price less a discount for illiquidity.

INVERDER Entre Rios S.A.

In May 1996, the Fund invested in INVERDER Entre Rios, the private holding company of Empresa Distribuidora de Entre Rios S.A. ("EDEERSA"). EDEERSA is a distributor and transmitter of electric power in Argentina. In December 2000, the Fund entered into a transaction whereby all of the EDEERSA shareholders will sell their shares to PSEG Americas ("PSEG"). Pursuant to the agreement, the Fund's position is scheduled to close in two installments in 2001, subject to certain conditions. Although the proposed transaction price the Fund is expected to receive to sell its investment in EDEERSA is at a price higher than current value, this transaction has not been used to write up the value of the investment as of December 31, 2000 due to certain contingencies present in the transaction.

As such, at December 31, 2000, the investment was valued at cost. The valuation was based on, among other factors, the consideration that the shares are not publicly traded, transactions that have occurred between the other shareholders and no other matters have come to the attention of the Fund Manager that would create a better estimate of current value than the original cost. The same valuation was attributed to this investment by the Fund Manager at December 31, 1999.

THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 and 1999

Cataguazes-Leopoldina

On October 2, 1997, the Fund invested $21,300,613, including costs incurred, for preferred and common shares in Companhia Forca e Luz Cataguazes-Leopoldina ("Cataguazes"), a Brazilian energy and utility company. During 1998, the Fund invested an additional $1,986,101 to purchase additional preferred shares. As of December 31, 2000 and 1999, this investment was carried at cost. The average cost per share of the investment is approximately $2.68 (per 1,000 shares) and the Fund's investment represents approximately 5.99% of the common voting shares of Cataguazes and 7.37% of the preferred nonvoting shares as of December 31, 2000.

At the time of its investment, the Fund and an affiliated fund entered into a Shareholders Agreement with the other main shareholders of Cataguazes, whereby the Fund may unilaterally exercise a significant number of control provisions over the affairs of Cataguazes; in addition, the Fund and the affiliated fund nominated a Director to the Board.

Although Cataguazes is publicly traded on Brazilian stock exchanges, it is traded infrequently and at very low volumes as compared to the level of shares owned by the Fund. As such, based on the significance of the holdings of the Fund, the investment is currently considered nonmarketable. The determination to value the investment at cost was based on, among other factors, the consideration that the shares are infrequently traded and that the public market price, in any event, does not represent a price at which the control provisions exercised by the Fund would be valued; there were corporate transactions consummated in early 2000, which resulted in a third party valuation opinion that indicates a value in excess of the Fund's cost; a third party valuation opinion issued in February 2001 that indicated a value in excess of the Fund's cost; and no other matters have come to the attention of the Fund Manager that would create a better estimate of current value than the original cost. In its consideration of present value, the Fund Manager considered, among many factors, the financial results of Cataguazes, the January 1999 devaluation of the Brazilian Real, continued high interest rates in Brazil, an increase in Brazilian inflation as a result of the devaluation, a recovery in the growth rate of electricity consumption, and the future prospects of Cataguazes.

Transredes S.A.

In two transactions in July 1998 and December 1998, the Fund purchased 302,736 common shares of Transredes S.A. ("Transredes") for $11,948,502, including expenses, or a total cost of $39.47 per share. During January 1999, the Fund purchased an additional 29,459 shares at approximately $34.50 per share. An affiliated fund also made an additional investment in Transredes at that time. Transredes is a Bolivian pipeline and petroleum products transportation company, which was privatized in May 1997. At both December 31, 2000 and 1999, the Fund's investment represents approximately 3.3% of the outstanding common shares of Transredes. As of December 31, 2000 and 1999, the Fund's investment was carried at cost.

Transredes is currently owned by Bolivian pension funds, current and former workers, Enron Corp. and Shell Oil Company. The shares are not currently listed on any exchange. The determination to value the investment at cost at December 31, 2000 and 1999, was based on, among other factors, the consideration that the shares are not publicly traded, few transactions have occurred among other shareholders (there was a transaction with another party in December 1999 at a value approximately 15% greater than the Fund's cost) and no other matters have come to the attention of the Fund Manager that would create a better estimate of current value than the original cost.

THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000 and 1999

5. RELATED PARTY TRANSACTIONS

Note Receivable - Due From Fund Manager

During 1995, the Fund received a note from the Fund Manager for $250,000. The note is payable any time without penalty or upon termination of the management agreement between the Fund and the Fund Manager. The note bears interest at the rate of the three-month LIBOR. At December 31, 2000 and 1999, the balance outstanding under this note was $206,400. Interest income included in investment income in the accompanying statements of operations for the years ended December 31, 2000 and 1999, was $13,329 and $12,011, respectively.

Management Fee

The Fund Manager receives 1.25% of the Fund's committed capital, which is generally paid quarterly in advance, as a management fee. For the years ended December 31, 2000 and 1999, management fees of $753,788 have been recorded in the statements of operations.

Technical Advisor

The Fund has entered into a technical advisory agreement with a Limited Partner pursuant to which the technical advisor shall assist the Fund in evaluating proposed investments. The technical advisory agreement provides that the Fund shall annually pay the technical advisor reasonable employee overhead and out-of-pocket expenses. There were no technical advisory fees incurred for the years ended December 31, 2000 and 1999.

Due to Fund Manager

The Fund Manager incurs certain administrative costs on behalf of the Fund. Certain costs are incurred directly for the Fund and passed through by the Fund Manager, and certain costs are allocations of a percentage of general costs incurred by the Fund Manager on behalf of the Fund, as well as other affiliated entities. At December 31, 2000 and 1999, amounts remaining to be reimbursed to the Fund Manager were $275,206 and $241,573, respectively.

Due to Affiliate

Due to affiliate relates to amounts due to an affiliated fund by the Fund for cash advanced on the Fund's behalf.

THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

SCHEDULES OF INVESTMENTS

DECEMBER 31, 2000 and 1999
	2000
Security	Number of Units	Cost Basis	Current Value at December 31, 2000	Percent of Net Assets	Geographic Region	Industry
NONMARKETABLE SECURITIES:
Entre Rios	900	12,219,684	12,219,684	25%	South America	Utilities
Cataguazes	8,704,949,248	23,286,714	23,286,714	47	South America	Utilities
Transredes	332,193	13,008,517	13,008,517	26	South America	Utilities
Tecsur	286,653	40,848	4,082	-	South America	Utilities
		$48,555,763	$48,518,997	98%
1999
Security	Number of Units	Cost Basis	Current Value at December 31, 1999	Percent of Net Assets	Geographic Region	Industry
NONMARKETABLE SECURITIES:
Entre Rios	900	$12,219,684	$12,219,684	25%	South America	Utilities
Cataguazes	8,704,949,248	23,286,714	23,286,714	47	South America	Utilities
Transredes	332,193	13,008,517	13,008,517	26	South America	Utilities
Tecsur	286,653	40,848	4,082	-	South America	Utilities
		$48,555,763	$48,518,997	98%

The accompanying notes are an integral part of these schedules.